Exhibit 99.1

NEWS RELEASE

FULTON BANCSHARES CORPORATION

THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

Contact

Mr. David Cathell

FULTON BANCSHARES CORPORATION ANNOUNCES 4TH QUARTER RESULTS

McConnellsburg, PA, (March 21, 2005) – Fulton Bancshares Corporation, parent Company of The Fulton County National Bank and Trust Company reported a net loss of $ (1,028,000), or $ (2.09) per share, for the fourth quarter of 2004, compared with last year’s fourth quarter net income of $ 208,000, or $.42 per share.

For the year ended Dec. 31, 2004, the net loss was $ (465,000), or $ (.94) per share, compared with net income of $ 767,000, or $ 1.56 per share, for the year 2003. Company officials reported that the loss in the fourth quarter and for the year were both due to the loss of $ 1,275,000 on the sale of the Bank’s entire portfolio of U.S. government agency preferred stock investments. The market value of the investment at the end of 2003 was $11,687,000.  Due to the rising interest rate environment in 2004, the preferred stock holdings experienced significant declines in market value.   The Bank sold its preferred stock investments based on its belief that interest rates would continue to rise and that the preferred stocks would not experience a significant recovery and may likely face further declines in market value.  Although these investments provided above average returns and significant tax savings in the past, they have a high sensitivity to interest rate changes and were deemed by regulatory authorities to make up a larger than necessary percentage of the Bank’s securities portfolio.

In addition, prior years’ results were restated. In the years ended December 31, 2003, 2002 and 2001, the preferred stock investments purchased at amounts less than the stocks’ par value were incorrectly accreted to par value.  Preferred stock interest income, total interest income and net interest income for years ended December 31, 2003, 2002 and 2001 years were reduced to eliminate the incorrect accretion income.  Net income for years ended December 31, 2003, 2002, and 2001 were reduced to eliminate the incorrect accretion income (net of applicable income taxes) in the amounts of $ 63,000, $ 275,000 and $29,000, respectively.  Earnings per share were reduced by $ .12, $ .56, and $ .07 per share, respectively.  The Company also is restating its regulatory filings and financial results for the timing between quarters of provision for loan losses in 2004 and 2003 due to regulatory determination of when the provision should have been expensed.  All amounts discussed reflect the above restatements.   The effective income tax (benefit) rate for 2004 does not reflect the loss on sale of the preferred stock which is considered a capital loss by applicable tax regulations and not currently deductible from regular income.

Without the investment security loss, the Company’s earnings (from recurring operations) would have been $212,000 before taxes for the fourth quarter of 2004 compared to $214,000 income before taxes in the fourth quarter of 2003.  For the year, without the investment security loss, the Company’s earnings (from recurring operations) would have been $803,000 before taxes for

2004 compared to $757,000 income before taxes for 2003.  Net interest income declined for the year by 10% due mainly to volume decreases. Loans, the highest earning assets, decreased by $8,740,000 or 9% between the two year ends because of a focus on loan workouts and the absence of commercial loans during  the second half of 2004. The provision for loan losses expense decreased $1,004,000 in 2004 compared to 2003.  Net charge-offs were lower in 2004 and nonaccrual loans declined from credit improvement and payoffs. Other income sources decreased 19% for the year due to lower deposit fees and loan fees. The fourth quarter declined 12% in 2004 for similar reasons.  Other expenses increased 5% for the fourth quarter and for the year of 2004 compared with 2003 due to higher benefit costs, outsourced loan functions and higher loan workout expenses, higher FDIC premiums and increased data processing expense related to new technology.

The Company declared and paid annual dividends of $ 1.05 per share before the loss was taken in 2004, the same dividend as 2003.  The Company continues to maintain capital well above peer group averages and a strong allowance for loan losses.

“The Bank’s capital position remains strong and in excess of regulatory requirements.  We remain committed to the Bank’s customers, shareholders, personnel and community,” the Board commented.

The Company’s total assets were $141.8 million at Dec. 31, 2004, down $5.8 million or 4% in 2004, mostly due to decline in loans volume.  Deposits decreased one percent as the Bank controlled growth due to low loan production. Shareholders’ equity decreased $ 586,000, a decline of 4% reflecting the net loss and dividend paid, which were partially offset by a positive adjustment for the market value of investment securities after the sale of the preferred stock.

About Fulton Bancshares Corporation – Headquartered in McConnellsburg, Fulton County, Fulton Bancshares Corporation (OTCBB: FULB) offers business and consumer banking services for its customers in Fulton, Franklin, Huntingdon and Bedford Counties and surrounding areas of Pennsylvania and Maryland. The Bank serves its customers from seven financial centers, located in McConnellsburg (2), Hustontown, Warfordsburg, Orbisonia, St. Thomas and Breezewood. For more information about Fulton Bancshares Corporation and the Bank, visit the Bank’s Web site at www.fcnbtc.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s fillings with the Securities and Exchange Commission.

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